Exhibit 99.1

Alliqua Reincorporates in State of Delaware, De-Staggers Board and Changes Name to Alliqua BioMedical

LANGHORNE, PA – June 11, 2014 – Alliqua BioMedical, Inc. (Nasdaq:ALQA) ("Alliqua” or "the Company"), a provider of advanced wound care products, announced that its shareholders recently approved a plan to reincorporate in the State of Delaware from the State of Florida, change the name of the Company from Alliqua, Inc. to Alliqua BioMedical, Inc. and de-stagger its Board of Directors, resulting in the requirement to hold annual elections of its directors.

The reincorporation, name change and de-staggering were approved at the Company’s 2014 Annual Meeting of Shareholders on June 5 and became effective on June 6, 2014. The Company’s Nasdaq ticker symbol, “ALQA”, will remain unchanged following these changes.

David Johnson, President and Chief Executive Officer, said, “We believe our decision to reincorporate in the State of Delaware is in the best interests of the Company and our shareholders, as all constituents are expected to benefit from the well-established principles of Delaware corporate law. In addition, the de-staggering of the Board further strengthens the Company’s corporate governance by making our directors more accountable to annual shareholder elections. This is important to us as we continue our growth strategy and seek to improve shareholder value. Further, our name change to Alliqua BioMedical more accurately reflects our identity as a world-class provider of wound care solutions.”

At the Annual Meeting, shareholders also elected the following seven persons to the Company’s Board of Directors for one-year terms to expire at the Annual Meeting of Shareholders in 2015: David Johnson, President, Chief Executive Officer and Director; Jerome Zeldis, M.D., Ph.D., Chairman and Director; Perry Karsen, Director; Joseph Leone, Director; Kenneth Pearsen, M.D., Director; Jeffrey Sklar, Director; and David Stefansky, Director.

For more details, please visit the following link: www.sec.gov/Archives/edgar/data/1054274/000114420414024025/v375300_def14a.htm

About Alliqua BioMedical, Inc.

Alliqua BioMedical is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua BioMedical provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

In addition, Alliqua BioMedical can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua BioMedical currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also has the right to develop and market the advanced wound care products Biovance® and Extracellular Matrix (ECM), as part of its agreement with Celgene Cellular Therapeutics. Alliqua BioMedical 's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua BioMedical to develop and custom manufacture a wide variety of hydrogels. Alliqua BioMedical 's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 24, 2014, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:

Alliqua BioMedical, Inc.

Brian M. Posner, +1-215-702-8550

Chief Financial Officer

bposner@alliqua.com

or

Investor Relations:

Dian Griesel Int'l.

Cheryl Schneider, +1-212-825-3210

cschneider@dgicomm.com

or

Public Relations:

Dian Griesel Int'l.

Susan Forman or Laura Radocaj, +1-212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com